Exhibit 3.12

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION OF ENER1, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned, being the Chief Executive Officer of Ener1, Inc., a Florida corporation bearing document number H36296 (the “Corporation”), does hereby certify that:

FIRST:
At a meeting of the Board of Directors duly held on November 23, 2010, the Board of Directors of the Corporation approved an amendment to the Corporation’s Articles of Incorporation increasing the number of shares of common stock authorized by the Corporation to 300,000,000.

SECOND:	Article IV(a) of the Corporation’s Articles of Incorporation shall be deleted in its entirety and replaced with the following:

“ARTICLE IV
CAPITAL STOCK

a.	the total number of shares of capital stock authorized to be issued by this corporation shall be:

300,000,000 shares of common stock, par value $0.01 per share (the “Common Stock); and

5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”

THIRD:	Except as hereby amended, the Articles of Incorporation of the Corporation shall remain the same.

FOURTH:	These Articles of Amendment shall be effective as of the date and time of filing.

FIFTH:
These Articles of Amendment have been approved and adopted by shareholders of the Corporation holding a majority of the votes entitled to be cast at the Company’s annual shareholder’s meeting held on December 16, 2010.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name by its Chief Executive Officer on December 16, 2010.

Ener1, Inc.

/S/ Charles Gassenheimer
Charles Gassenheimer
Chief Executive Officer